Exhibit 99.1
NEWS RELEASE

FOR RELEASE: IMMEDIATE
GATX CORPORATION ANNOUNCES QUARTERLY DIVIDEND INCREASE & $300 MILLION STOCK REPURCHASE AUTHORIZATION
CHICAGO, IL, January 29, 2016 The board of directors of GATX Corporation (NYSE:GMT) today declared a quarterly dividend of $0.40 per common share, payable March 31, 2016, to shareholders of record on February 26, 2016. GATX has paid quarterly dividends without interruption since 1919, and the increase announced today represents a 5.3% increase from the prior year’s dividend. Additionally, the board has approved a $300 million share repurchase authorization.
Brian A. Kenney, president and chief executive officer of GATX Corporation said, “In the last ten years, we have invested more than $7.0 billion in our business and returned over $1.3 billion to our shareholders through dividends and share repurchase, all while maintaining a strong financial position. We have also used the strong rail market of the last few years to extend lease terms at attractive rates, thus securing a record amount of committed future revenue. This dividend increase and share repurchase authorization reflects the board’s positive long-term outlook for the Company and demonstrates GATX’s commitment to continue returning capital to our shareholders.”
COMPANY DESCRIPTION
GATX Corporation (NYSE:GMT) strives to be recognized as the finest railcar leasing company in the world by its customers, its shareholders, its employees and the communities where it operates. As the largest global railcar lessor, GATX has been providing quality railcars and services to its customers for more than 117 years. GATX has been headquartered in Chicago, Illinois, since its founding in 1898. For more information, please visit the Company's website at www.gatx.com.
FOR FURTHER INFORMATION CONTACT:
GATX Corporation
Christopher LaHurd
312-621-6228
christopher.lahurd@gatx.com

Investor, corporate, financial, historical financial, photographic and news release information may be found at www.gatx.com.
(1/29/16)